Exhibit 99.1

GSE Systems Reports First Quarter 2021 Financial Results

Conference Call Scheduled for today, May 17, 2021 at 4:30pm ET

Columbia, MD – May 17, 2021 - GSE Systems, Inc. (“GSE Solutions”, “GSE”, or “the Company”) (Nasdaq: GVP), a leader in delivering and supporting engineering, compliance, simulation, training and workforce solutions that support decarbonization of the power industry, today announced its financial results for the first quarter (“Q1”) ended March 31, 2021.

Q1 2021 and Recent Highlights

•	New orders in Q1 2021 was $13.0 million, up 65% sequentially from $7.9 million in Q4 2020 and at their highest levels since Q1 2020.
•
Workforce Solutions (Nuclear Industry Training and Consulting or NITC) orders increased 111% sequentially lead by a combination of new customer wins as well as extensions and continuation of current contracts.

•	Performance Improvement Solutions (Engineering) orders increased 27% sequentially.
•	Revenue increased 3.2% sequentially to $13.1 million, led by an 18% sequential increase in Workforce Solutions.
•	Gross profit of $2.9 million, compared to $4.1 million in Q1 2020.
•	Operating loss of $(2.2) million, compared to $(6.1) million in Q1 2020.
•
EnVision Software as a Service (SaaS) revenue increased 166% compared to the year ago first quarter. At the end of the quarter, the Company announced the expansion of its SaaS-based offering through a contract with a major energy company in Canada.

•	Net loss improved to $(2.2) million compared to $(6.3) million in Q1 2020.
•	Debt on balance sheet includes $10 million of loans received under the Payroll Protection Program for which the Company has applied for forgiveness.
•	Subsequent to first quarter’s end, applied for an Employee Retention Credit of $2.4 million.

Management Commentary

“I am pleased with the progress made during the first quarter to drive strong sequential increases in order growth, with new orders up 65% sequentially, as our end markets begin to return to normalization following the slowdown throughout much of 2020,” commented Kyle J. Loudermilk, GSE’s President and Chief Executive Officer.  “This marks our highest new order number since the pandemic began as customers continue to value our best-in-class Workforce and Engineering Solutions. As we focus on broadening our service offering, we continue to gain traction with EnVision, our emerging software as a service (SaaS) subscription solution, which saw revenues grow 166% over the prior year quarter and continues to resonate well with customers. In the near-term, we believe that delayed upgrades and shutdowns of power plants caused by the pandemic has created a backlog of projects that will require GSE’s solutions. Longer term, the macro trends towards grid stability and decarbonization are in our favor, providing me strong optimism for the future."

Emmett Pepe, CFO of GSE Systems, added, “We have secured the Employee Retention Credit through the CARES Act which will provide a refund of approximately $2.4 million dollars of eligible employment expenses from Q1 2021 and are currently calculating the credit for Q2. Continued revenue growth, coupled with the recognition of the tax benefit and efficient management of operating expenses which decreased 50% year over year, should lead to improved operating results in the coming quarters. Further, the expected forgiveness of $10 million of debt from Payroll Protection Program will significantly improve our balance sheet bringing total debt to less than $3 million.”

1

Q1 2021 FINANCIAL RESULTS

Revenue during Q1 2021 was $13.1 million an increase of 3.6% compared to $12.7 million in Q4 2020, a decrease of 26% compared to $17.7 million in Q1 2020. The sequential improvement in revenues is driven by 18% growth in the company’s Workforce Solutions segment, offset by a 6% sequential decrease in Engineering Solutions. The year over year decrease of $4.6 million is due to the overall impact from the pandemic, which began to impact our operations midway through Q1 2020.

Performance Improvement Solutions was $7.1 million in Q1 2021 compared to $7.6 million in Q4 2020, and $9.7 million in Q1 2020. The sequential change was largely due to several projects ended in Q4 2020. The year over year change was primarily due to several significant SDB projects ending in the prior fiscal year and delays in commencing new contracts remotely due to the COVID-19 pandemic.

Workforce Solutions revenue was $6.0 million in Q1 2021 compared to $5.1 million in Q4 2020, and $8.0 million in Q1 2020. The sequential improvement is due to reengagement by a customer's new contract in Q1 20201. The year over year change is primarily due to an overall decrease in activity due to the COVID-19 pandemic.

Gross profit in Q1 2021 was $2.9 million, or 22.3% of revenue. This compared to gross profit of $4.1 million, or 23.2% of revenue in Q1 2020, and $3.8 million, or 29.9% of revenue in Q4 2020. Our margin is impacted by our mix of business, but overall profitability of remaining and new smaller projects increased the profit margin.

Operating expenses (excluding restructuring and impairment charges) in Q1 2021 were $4.3 million compared to $5.9 million in Q1 2020. Operating expenses (excluding restructuring charges) was $3.9 million in Q4 2020. The company recognized $808 thousand in non-cash restructuring charges in Q1 2021, compared $10 thousand in Q1 2020, $1.1 million in Q4 2020. The charges are mainly due to a realization of the cumulative translation adjustment (CTA) related to Sweden liquidation in Q1 2021. In Q1 2020, the company recognized an impairment of $4.3 million.

Operating loss was approximately $(2.2) million in Q1 2021, compared $(6.1) million in Q1 2020. Operating loss was $(1.2) million in Q4 2020.

Net loss in Q1 2021 was $(2.2) million or $(0.11) per basic and diluted share, compared to $(6.3) million or $(0.31) per basic and diluted share in Q1 2020. Net loss was $(1.5) million or $(0.07) per basic and diluted share in Q4 2020.

Adjusted net loss1 totaled $(1.0) million, or $(0.05) per diluted share in Q1 2021, compared to adjusted net loss of $(0.9) million, or $(0.04) per diluted share, in Q1 2020. Adjusted net income1 totaled $2.6 million, or $0.13 per diluted share in Q4 2020.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for Q1 2021 was approximately $(1.7) million, compared to $(5.3) million in Q1 2020. EBITDA for Q4 2020 was approximately $(0.6) million.

Adjusted EBITDA1 $(0.8) million in Q1 2021, compared to $(0.6) million in Q1 2020. Adjusted EBITDA1 totaled $1.1 million in Q4 2020.

Backlog at March 31, 2021, was $40.2 million, including $28.7 million of Performance Improvement Solutions backlog, and $11.5 million of Workforce Solutions backlog.

1 Refer to the non-GAAP reconciliation tables at the end of this press release for a definition of "EBITDA", “adjusted EBITDA” and “adjusted net income”.

CONFERENCE CALL

GSE Systems has scheduled a conference call for Monday, May 17, 2021 at 4:30 p.m. ET (1:30 p.m. PT) to review these results. Interested parties can access the conference call by dialing (877) 270-2148 or (412) 902-6510 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company's website at:
https://www.gses.com/about/investors/

or via the following link:
https://www.webcaster4.com/Webcast/Page/2700/41113

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10155857. A webcast replay will be available in the Investor Relations section of the Company's website at https://www.gses.com/about/investors/ for 90 days.

ABOUT GSE SOLUTIONS

We are visionaries, and the solutions we create now will be at the forefront of the power industry. GSE Solutions leverages five decades of proven industry experience to provide unique and essential engineering and workforce solutions, services and products focused on performance optimization, regulatory compliance, simulation, training, and staffing for customers worldwide. As one of the few independent public companies serving the clean energy sector of nuclear power and adjacent industries, our solutions support the future of clean energy production and overall decarbonization initiatives of the power industry.

FORWARD LOOKING STATEMENTS

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	Lytham Partners
Kyle Loudermilk	Adam Lowensteiner, Vice President
Chief Executive Officer	(646) 829-9702
GSE Systems, Inc.	gvp@lythampartners.com
(410) 970-7800

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months ended March 31,
	2021	2020
	(unaudited)	(unaudited)
Revenue	$13,104	$17,705
Cost of revenue	10,176	13,590
Gross profit	2,928	4,115

Selling, general and administrative	3,734	4,948
Research and development	157	210
Restructuring charges	808	10
Loss on impairment	-	4,302
Depreciation	76	108
Amortization of definite-lived intangible assets	340	670
Total operating expenses	5,115	10,248

Operating loss	(2,187)	(6,133)

Interest expense, net	(54)	(241)
Gain (loss) on derivative instruments, net	-	(43)
Other income (expense), net	1	29

Loss before income taxes	(2,240)	(6,388)

Provision for income taxes	(35)	(130)

Net loss	$(2,205)	$(6,258)

Net loss per common share - basic and diluted	$(0.11)	$(0.31)

Weighted average shares outstanding - basic and diluted	20,628,669	20,342,933

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31, 2021	December 31, 2020
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$3,749	$6,702
Contract receivables, net	11,749	10,494
Prepaid expenses and other current assets	1,478	1,554
Total current assets	16,976	18,750

Equipment, software and leasehold improvements, net	694	616
Software development costs, net	605	630
Goodwill	13,339	13,339
Intangible assets, net	3,893	4,234
Operating lease right-of-use assets, net	1,413	1,562
Other assets	59	59
Total assets	$36,979	$39,190

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$2,506	$3,006
PPP Loan, current portion	8,832	5,034
Accounts payable	739	570
Accrued expenses	1,462	1,297
Accrued compensation	2,257	1,505
Billings in excess of revenue earned	4,947	5,285
Accrued warranty	587	665
Income taxes payable	1,549	1,621
Other current liabilities	1,596	2,498
Total current liabilities	24,475	21,481

PPP Loan, noncurrent portion	1,260	5,034
Operating lease liabilities noncurrent	1,565	1,831
Other noncurrent liabilities	263	339
Total liabilities	27,563	28,685

Commitments and contingencies (Note 16)

Stockholders' equity:
Preferred stock $.01 par value; 2,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock $0.01 par value; 60,000,000 shares authorized, 22,233,283 and 22,192,569 shares issued, 20,634,372 and 20,593,658 shares outstanding, respectively	222	222
Additional paid-in capital	79,697	79,687
Accumulated deficit	(67,396)	(65,191)
Accumulated other comprehensive loss	(108)	(1,214)
Treasury stock at cost, 1,598,911 shares	(2,999)	(2,999)
Total stockholders' equity	9,416	10,505
Total liabilities and stockholders' equity	$36,979	$39,190

The accompanying notes are an integral part of these consolidated financial statements.

EBITDA and Adjusted EBITDA Reconciliation (in thousands)

References to “EBITDA” mean net income (loss), before taking into account interest income and expense, provision for income taxes, depreciation and amortization. References to Adjusted EBITDA exclude the impact on our (loss) of any impairment of our intangibles, gain from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, impact of the change in fair value of derivative instruments, acquisition-related expense, acquisition-related legal settlement and bad debt expense due to customer bankruptcy. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended March 31,
	2021	2020
	(unaudited)	(unaudited)
Net loss	$(2,205)	$(6,258)
Interest expense, net	54	241
Provision for income taxes	(35)	(130)
Depreciation and amortization	513	853
EBITDA	(1,673)	(5,294)
Loss on impairment	-	4,302
Restructuring charges	808	10
Stock-based compensation expense	38	147
Change in fair value of derivative instruments	-	43
Acquisition-related expense	-	181
Adjusted EBITDA	$(827)	$(611)

Adjusted Net Income and Adjusted EPS Reconciliation (in thousands, except per share amounts)

References to Adjusted net income exclude the impact of gain from the change in fair value of contingent consideration, loss on impairment of our intangibles, restructuring charges, stock-based compensation expense, change in fair value of derivative instruments, acquisition-related expense, acquisition-related legal settlement, amortization of intangible assets related to acquisitions, bad debt expense due to customer bankruptcy, release of valuation allowance, and the income tax expense impact of any such adjustments. Adjusted Net Income and adjusted earnings per share (adjusted EPS) are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes adjusted net income and adjusted EPS, in addition to other GAAP measures, are useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance and non-cash items that may, or could, have a disproportionate positive or negative impact on our results for any particular period.  These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP adjusted net income and adjusted EPS to GAAP net income, the most directly comparable GAAP financial measure, is as follows:

	Three Months ended March 31,
	2021	2020
	(unaudited)	(unaudited)
Net loss	$(2,205)	$(6,258)
Loss on impairment	-	4,302
Restructuring charges	808	10
Stock-based compensation expense	38	147
Change in fair value of derivative instruments	-	43
Acquisition-related expense	-	181
Amortization of intangible assets related to acquisitions	340	670
Adjusted net loss	$(1,019)	$(905)

Net loss per common share – basic	$(0.11)	$(0.31)

Adjusted loss per common share – Diluted	$(0.05)	$(0.04)

Weighted average shares outstanding – Diluted(a)	20,628,669	20,342,933

(a) During the three months ended March 31, 2021 and 2020, the Company reported both a GAAP net loss and adjusted net loss during the three months ended March 31, 2021 and 2020, respectively.  Accordingly, there was no dilutive shares from RSUs included in the adjusted loss per common share calculation that was considered anti-dilutive in determining the GAAP diluted loss per common share.